Exhibit 99.1

FOR IMMEDIATE RELEASE

HERTZ APPOINTS JOHN P. TAGUE PRESIDENT AND CHIEF EXECUTIVE OFFICER

Travel and Transportation Industry Veteran Brings Significant Experience with Complex Turnarounds and Record of Revenue Optimization, Operational Execution and Delivering Improved Results

NAPLES, Fla., November 20, 2014 – Hertz Global Holdings, Inc. (NYSE: HTZ) (“Hertz” or “the Company”) today announced that John P. Tague has been appointed President and Chief Executive Officer and to the Company’s Board of Directors, effective November 21, 2014. Mr. Tague’s appointment follows an extensive search conducted by the Hertz Board of Directors. The search process was overseen by the Board’s CEO Search Committee, which is comprised of five independent directors including two recently appointed as part of an agreement with Carl C. Icahn, with the assistance of a leading executive search firm.

Mr. Tague is a travel and transportation industry veteran who has delivered demonstrable results in revenue generation, operational excellence and corporate transformation. A former President and Chief Operating Officer of United Airlines, he is credited with innovative product and pricing programs that drove strong financial performance as well as improved customer satisfaction. Most recently, he served as Chairman and Chief Executive Officer of Cardinal Logistics Holdings, a leading transportation and logistics provider and private-equity backed company.

Linda Fayne Levinson, Independent Non-Executive Chair of the Hertz Board, said, “John is a leader whose record shows a relentless focus on execution and high performance, having driven the successful turnaround of other large, complex consumer facing companies such as United Airlines. The Board was very clear about what we needed in a new CEO for Hertz. We were looking for a world class global leader who knows the travel industry and its players, has an intimate understanding of the revenue optimization equation, drives operational excellence, has driven turnarounds, is a superb people leader, and most of all, understands how to create shareholder value. In John we have found that leader.”

Carl C. Icahn, Chairman of Icahn Enterprises L.P., commented, “My team and I, along with Linda Fayne Levinson and other members of the Hertz Search Committee, spent a significant amount of time with a number of highly qualified candidates. The Committee performed an extensive search for the CEO position before the Committee and the Board unanimously selected John Tague as the next CEO of Hertz. I have been involved in a number of CEO searches during the last decade and have been quite impressed by the knowledge and imagination of a number of these candidates, many of whom have turned into very successful CEOs. I am happy to say that after listening to John’s ideas concerning Hertz and evaluating what he has accomplished at United, I believe he ranks at or near the top of the group. Importantly, Glenn Tilton, the former Chairman and CEO of United Airlines, informed me that John Tague was a key player in the United Airlines turnaround and as President and the former COO he would have been Glenn’s recommendation to be the next CEO of United once Glenn retired, had the United / Continental merger not occurred.”

Mr. Tague said, “I am honored to have been selected to lead Hertz to its full potential at a time of unprecedented opportunity for the Company and industry. I look forward to partnering with Hertz employees as we work to earn sustained industry leadership for the benefit of our shareholders, customers and team.”

Ms. Levinson added, “On behalf of the Hertz Board, we thank Brian MacDonald for his selflessness in stepping into the interim leadership role. Strategic actions he and the Hertz team have taken over the past months have enabled a smooth transition and put Hertz on stronger footing to address our challenges and achieve success.”

About John P. Tague

Mr. Tague has served as Chief Executive Officer of Greatwide Logistics Services, LLC since 2011, where he oversaw the merger between Greatwide Logistics Services and Cardinal Logistics Management, Inc. in 2013, creating one of the largest U.S. providers of dedicated transportation. Mr. Tague has since served as Chairman and Chief Executive Officer of the combined company, Cardinal Logistics Holdings.

Mr. Tague previously spent eight years at United Airlines, Inc. and UAL Corporation, where he served in a number of leadership roles, including President and Chief Operating Officer. He served as President of United Airlines and Executive Vice President of UAL Corporation until the closing of United’s merger with Continental Airlines in 2010. In that role, Mr. Tague was responsible for all airline management functions, including actions to modernize the fleet. In the year prior to his announced departure from United, United delivered a $1.2 billion revenue improvement, generated a $750 million profit improvement, tightly managed its costs and increased its margin by 16 points, delivering the industry’s leading profit margin year to date at that time. After he was appointed President, United’s customer satisfaction improved by 70 percent domestically and on-time performance improved from worst to first, with United leading the network carriers in on-time performance.

Mr. Tague joined United Airlines and UAL Corporation in 2003 as Executive Vice President of Customers and was part of the team that successfully led United through its $23 billion restructuring and operational turnaround. He held several other leadership positions at the Company, including Executive Vice President and Chief Operating Officer from 2008 to 2009; Executive Vice President and Chief Revenue Officer from 2006 to 2008; and Executive Vice President of Marketing, Sales, and Revenue from 2004 to 2006.

Before joining United, Mr. Tague held several leadership positions at ATA Holdings Corp., including President and Chief Executive Officer from 1997 to 2002, and President and Chief Operating Officer from 1993 to 1995. Under his leadership, ATA grew from $300 million to $1.4 billion in sales and to employ 8,000 associates. Mr. Tague previously served as Executive Vice President of Marketing and Planning for ATA. He also held various positions at Midway Airlines, including Senior Vice President of Marketing and Planning, and served as Chairman, Chief Executive Officer and President of Vanguard Airlines, Inc. between 1996 and 1997.

Mr. Tague currently serves on the Board of Directors of Choice Hotels International, Inc., one of the world’s largest lodging franchisors, where he also serves on the Board’s Audit Committee and the Compensation and Management Development Committee.

He previously served on the Board of Directors for Reddy Ice Inc., Pacer International, Inc., Orbitz, ATA and United Airlines.

About Hertz

The Hertz Corporation operates the Hertz, Dollar, Thrifty and Firefly car rental brands in approximately more than 11,500 corporate and licensee locations throughout 145 countries in North America, Europe, Latin America, Asia, Australia, Africa, the Middle East and New Zealand. Hertz is the largest worldwide airport general use car rental brand with more than 1,400 airport locations in the U.S. and a presence at more than 250 international airports. Product and service initiatives such as Hertz Gold Plus Rewards, NeverLost®, Carfirmations, Mobile Wi-Fi and unique vehicles offered through the Adrenaline, Dream, Family, Fun, Green and Prestige Collections set Hertz apart from the competition. Additionally, Hertz owns the vehicle leasing and fleet management leader Donlen Corporation, operates the Hertz 24/7 hourly car rental business and sells vehicles through its Rent2Buy program. The company also owns Hertz Equipment Rental Corporation (HERC), one of the largest equipment rental businesses with more than 340 locations worldwide offering a diverse line of equipment and tools for rent and sale. HERC primarily serves the construction, industrial, oil, gas, entertainment and government sectors. For more information about Hertz, visit: www.hertz.com.

Corporate EBITDA is a non-GAAP financial measure. Management believes that Corporate EBITDA is useful in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Corporate EBITDA are pre-tax income and cash flows from operating activities. Because of the forward-looking nature of the Company’s forecasted Corporate EBITDA, specific quantifications of the amounts that would be required to reconcile forecasted cash flows from operating activities and pre-tax income are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures, primarily related to fair value accounting for its financial assets (which includes the Company’s derivative financial instruments), its income tax reporting and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP Corporate EBITDA to forecasted cash flows from operating activities and pre-tax income would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Cautionary Note Concerning Forward Looking Statements

Certain statements contained in this press release include “forward-looking statements.” Forward-looking statements include information concerning the Company’s liquidity and its possible or assumed future results of operations, including descriptions of its business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “preliminary,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate in these circumstances. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative. Some important factors that could affect the Company’s actual results include, among others, those described under “Risk Factors” set forth in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as amended, or that have been or may be disclosed from time to time in subsequent reports filed with the Securities and Exchange Commission, the thorough review of the Company’s internal financial records that is being conducted, the additional time that may be required to complete the review and the ability of the Company to remediate any material weakness in its internal control over financial reporting.

Additional information concerning these factors can be found in our filings with the Securities and Exchange Commission, including our Form 10-K and our Current Reports on Form 8-K. You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:
Hertz
Leslie Hunziker
(239) 552-5700
lhunziker@hertz.com

Media:
Hertz
Richard Broome
(239) 552-5558
rbroome@hertz.com

Joele Frank
Barrett Golden, Alyssa Cass or Dan Moore
(212) 355-4449